Exhibit 99.1

INSTALLED BUILDING PRODUCTS ANNOUNCES ADDITION OF

TODD R. FRY AS CHIEF ACCOUNTING OFFICER

Columbus, Ohio, April 28, 2014. Installed Building Products, Inc. (the “Company”) (NYSE: IBP), an industry-leading installer of insulation products, today announced that Todd R. Fry, CPA has joined the Company as Chief Accounting Officer and Principal Accounting Officer, reporting directly to Michael Miller, our Chief Financial Officer.

“I am pleased to welcome Todd to IBP as we continue to expand our operations,” stated Michael Miller. “Todd is a highly accomplished financial professional and we believe his over 20 years of experience in key leadership positions, including 17 years at publicly traded companies, will help continue to strengthen our financial management. We look forward to leveraging his financial expertise as we continue to grow our business.”

Mr. Fry was formerly chief financial officer of Champion Industries from 1999 to 2014, where his responsibilities included SEC reporting, Sarbanes-Oxley compliance, mergers & acquisitions, corporate governance, risk management and debt negotiation. Prior to that, from 1997 to 1999, Mr. Fry served as chief financial officer of Broughton Foods Company, where he led both the IPO and subsequent sale of the company. Prior to his multiple CFO roles, Mr. Fry served as a manager at Coopers & Lybrand L.L.P., where he worked from 1991 to 1997. Mr. Fry holds a Bachelor of Science degree from The Ohio State University.

About Installed Building Products

Installed Building Products, Inc. is the nation’s second largest insulation installer for the residential new construction market and also a diversified installer of complementary building products, including garage doors, rain gutters, shower doors, closet shelving and mirrors, throughout the United States. The Company manages all aspects of the installation process for its customers, including direct purchases of materials from national manufacturers, supply of materials to job sites and quality installation. The Company offers its diverse portfolio of services for new and existing single-family residential, multifamily, and commercial building projects from its national network of branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the expansion of our operations, growth of our business and the continued strengthening of our financial management. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net